                        [COOLEY GODWARD LLP LETTERHEAD]

March 6, 2000

Exar Corporation
48720 Kato Road
Fremont, CA 94538

Dear Ladies & Gentleman:

You have requested our opinion with respect to certain matters in connection with the filing by Exar Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering an underwritten public offering of up to 3,450,000 shares of common stock (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related prospectus, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the shares of Common Stock will be sold by the Underwriters at a price established by the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP

By:                /s/ MATTHEW W. SONSINI
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                     Matthew W. Sonsini